Exhibit 10.1

BOARD OBSERVER AND STANDSTILL AGREEMENT

This Board Observer and Standstill Agreement, dated December 5, 2018 (this “Agreement”), is by and between Richter Capital LLC, a Delaware limited liability company, and David L. Richter (collectively, “Richter Group” or the “Investors,” and individually a “member” of the Richter Group) and Hill International, Inc., a Delaware corporation (the “Company”).

In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                Board Matters.

(a)                                 The Company agrees that the Company will appoint David L. Richter (“Mr. Richter”) as an observer (“Observer”) to the Board of Directors of the Company (“Board”) effective as of January 15, 2019.  As an Observer, with respect to meetings of the full Board (whether by telephone or in-person), Mr. Richter will (i) receive copies of all notices and written information furnished to the full Board, simultaneously with the distribution of such notices and written information to the full Board to the extent practicable, (ii) be permitted to be present at and participate in all meetings of the full Board and the Board’s Audit Committee (whether by telephone or in person), and (iii) be permitted to request certain information directly related to an agenda item at any Board or Audit Committee meeting which he attends as an Observer, subject to the determination of the Chairman of the Board (“Chairman”), in his/her sole discretion, that any such requested information is both reasonably available and directly related to any such agenda item. Notwithstanding the foregoing, the Board shall be entitled to withhold any information and exclude Mr. Richter from any meeting, or any portion thereof, if the Board determines, in its sole discretion, that Mr. Richter’s access to such information or presence at such meeting could jeopardize the Company’s attorney-client privilege or result in a breach by the Company of its obligations under any agreement, arrangement or understanding or a violation of any applicable law, or as otherwise may be appropriate as determined by the Board.  In addition, if the Board is evaluating or taking any action with respect to which Mr. Richter, or the Richter Group or any of its Affiliates, has an actual, perceived or potential conflict of interest, then the Company may withhold from Mr. Richter written materials and other information relating to such action and may exclude Mr. Richter from any portion of a meeting in which such action is discussed.

(b)                                 Upon becoming an Observer (or any Replacement pursuant to Section 1(e)), Mr. Richter shall comply with all written policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, and of which he has been provided written copies in advance (or which have been filed with the Securities and Exchange Commission (the “SEC”) or posted on the Company’s website), including but not limited to the Company’s corporate governance guidelines, code of business conduct, and insider trading policy, and shall preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, subject to the confidentiality provisions in Section 2.

(c)                                  The Company shall indemnify and hold Observer (or any Replacement pursuant to Section 1(e)) harmless from and against, and agrees promptly to defend Observer (or any Replacement pursuant to Section 1(e)) from and reimburse him for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys’ fees and other legal costs and expenses) which Observer (or any Replacement pursuant to Section 1(e)) may suffer or incur, or become subject to, as a result of or in connection with his role as an observer of the Board, other than as a result of, in connection with or following a material breach of this Agreement or any gross negligence or willful misconduct by any member of the Richter Group, provided that the Company shall not be obliged to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such claims are alleged or brought by one or more parties against Observer.

(d)                                 To the extent permitted by law and the Company’s existing insurance coverage, Observer (or any Replacement pursuant to Section 1(e)) shall be covered by the same indemnification and insurance provisions and coverage as are applicable to the individuals that are currently directors of the Company.

(e)                                  Mr. Richter shall not be entitled to receive any compensation for serving as an Observer but shall be entitled to reimbursement of reasonable out-of-pocket expenses incurred in attending Board meetings or in connection with any activity performed at the request of or with the approval of the Board or the Company.

(f)                                   If, from the date hereof until the expiration of the Standstill Period, Mr. Richter resigns as an Observer or is rendered unable to, or refuses to, serve as an Observer, the Richter Group shall be entitled to designate a replacement for Mr. Richter that must be reviewed and recommended by the Company’s Governance and Nominating Committee and approved by the Board. If such proposed designee is not approved by such committee and the Board, the Richter Group shall be entitled to continue designating a replacement until such proposed designee is approved by such committee and the Board (a “Replacement”).

(g)                                  Either the Company or Mr. Richter may terminate this Agreement, including the status of Mr. Richter (or any Replacement) as an Observer, at any time; provided, however, that the Company may not terminate this Agreement during the 90-day period from the date that is 15 days prior to the last day on which stockholder nominations to the Board for any annual meeting of stockholders are permitted.  Notwithstanding the foregoing, the provisions of Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive any termination of this Agreement.  Any termination by Mr. Richter shall be deemed to be on behalf of the Richter Group.

2.                                Confidentiality.

For a one-year period after Mr. Richter is no longer serving as an Observer, except with the prior written consent of the Company and except as otherwise required by law, Mr. Richter shall, and shall cause each of his Affiliates to (a) hold in strict confidence and trust all non-public information relating to the Company or its subsidiaries or their respective assets or operations that is provided to Mr. Richter by the Company or any officer or director thereof (the “Confidential Information”), (b) not release or disclose in any manner whatsoever to any other

Person any Confidential Information, (c) use the Confidential Information solely in connection with his observer rights hereunder and not for any other purpose and (d) not use any Confidential Information in violation of any applicable laws, including, without limitation, any applicable U.S. federal or state securities laws; provided that (i) the foregoing provisions shall not apply where Mr. Richter or any of his Affiliates is compelled to disclose Confidential Information by judicial or administrative process or, in the reasonable opinion of his counsel, by other requirements of law (provided that, if legally permissible, upon learning that the disclosure of any such Confidential Information is sought in or by a court or governmental body of competent jurisdiction or through other means, prompt written notice is given to the Company to allow the Company to undertake appropriate action to prevent or limit the disclosure of, or to obtain a protective order for, such Confidential Information), and (ii) the term “Confidential Information” shall not include information which has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement with a member of the Richter Group.  Following the termination of this Agreement, Mr. Richter shall promptly (i) return to the Company all physical materials containing or consisting of such Confidential Information and all hard copies thereof, (ii) destroy all electronically stored Confidential Information, in each case in the possession or control of the Richter Group.

3.                                Standstill.

The Richter Group agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates or Family Members will, and it will cause each of its Affiliates and Associates and Family Members not to, directly or indirectly, in any manner, acting alone or in concert with others, take any of the following actions or advise, recommend, request, encourage, solicit, influence or induce any other person to take any of the following actions, or announce any intention to take any of the following actions:

(a)                                 submit any stockholder proposal pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board;

(b)                                 engage, directly or indirectly, in any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce or seek to advise, encourage or influence any other person with respect to the voting of any voting stock of the Company (including any withholding from voting) or grant a proxy with respect to the voting of any voting stock of the Company to any person other than to the Board or persons appointed as proxies by the Board;

(c)                                  seek to call, or to request the call of, a special meeting of the Company’s stockholders;

(d)                                 make a request for a list of the Company’s stockholders or for any books and records of the Company;

(e)                                  form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the voting stock of the Company (other than a “group” that consists solely of all or some of the persons parties to this Agreement or any of their respective Affiliates or Associates);

(f)                                   deposit any shares of voting stock of the Company in a voting trust or similar arrangement or subject any shares of voting stock of the Company to any voting agreement or pooling arrangement, other than any such voting trust, arrangement or agreement solely among the Investors and otherwise in accordance with this Agreement;

(g)                                  except as specifically provided in Section 1 of this Agreement, seek to place a representative or other Affiliate, Associate or Observer on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board or the committees of the Board;

(h)                                 acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(i)                                     other than at the express written request of the Board, seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company, change to the Company’s organization documents, change in capital structure, recapitalization, dividend or distribution or change in dividend or distribution policy, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company; provided, however, nothing herein shall limit the ability of the Investors to disclose, publicly or otherwise, how they intend to vote with respect to any announced tender offer, exchange offer, merger, consolidation, business combination or other change-of-control transaction that is being submitted for the approval of shareholders, and the reasons therefor, so long as any such activity is otherwise in compliance with the requirements of this Agreement;

(j)                                    disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing or publicly request or advance any proposal to amend, modify or waive the terms of this Agreement; provided that the Investors may make confidential requests to the Board to amend, modify or waive any provision of this Section 3, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Investors and is made by the Investors in a manner that does not require the public disclosure of such request by the Company, the Investors or any other person;

(k)                                 institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), other than to enforce the provisions of this Agreement;

(l)                                     take any action challenging the validity or enforceability of any provisions of this Section 3;

(m)                             enter into any negotiations, discussions, agreement, arrangement or understanding with any person concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities;

(n)                                 make any public announcement or statement involving the Company or any of its officers, directors or Affiliates; or

(o)                                 communicate with any employee of the Company about Company-related matters without the prior consent of the Chairman, as determined in his sole discretion.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Richter Group from: (A) communicating privately with the Board, Chief Executive Officer, Chief Financial Officer, the Chief Administrative Officer of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3, (C) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investors or any of their respective Affiliates or Associates, provided that a breach by Investor of this Agreement is not the cause of the applicable requirement, or (D) voting any shares beneficially owned by any member of the Richter Group in any way they deem appropriate.

As used in this Agreement:

(i)                                     the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include persons who become Affiliates or Associates of any person subsequent to the date of this Agreement;

(ii)                                  the terms “beneficial owner,” “beneficially owns” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iii)                               the term “client” shall mean any person, company, or entity that entered into a business agreement or contract with the Company within the two year period preceding the beginning of the Standstill Period (as defined below);

(iv)                              the term “Family Members” shall mean, with respect to an Investor, the spouse of such Investor and the children (including by adoption) of such Investor;

(v)                                 the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(vi)                              the term “potential client” shall mean any person, company, or entity with which an employee of the Company has discussed potentially doing business with, or has received a new business proposal from, within the two year period preceding the beginning of the Standstill Period (as defined below); and

(vii)                           the term “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that Mr. Richter (or any Replacement pursuant to Section 1(e)) is no longer serving as an Observer, provided that, if Mr. Richter (or a Replacement) resigns as an Observer or if Mr. Richter or the Richter Group terminates this Agreement, the Standstill Period shall end on the date that is 180 days following the date that Mr. Richter (or a Replacement) is no longer serving as an Observer.

4.                                Non-Competition; Non-Solicitation.

(a)                                 Mr. Richter agrees that during the period he (or any Replacement pursuant to Section 1 (e)) is serving as an Observer and for a period of 180 days following the date that Mr. Richter (or a Replacement) is no longer serving as an Observer, Mr. Richter will not:

(i)                                     directly or indirectly contact or solicit any (i) any clients of the Company that were clients during Mr. Richter’s service as an Observer and employment with the Company or (ii) any potential client of the Company, for the purpose of soliciting such client or potential client to receive, purchase, lease, or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered, or under development by the Company; or

(ii)                                  directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of the Company’s employees or independent contractors, or solicit, induce, or assist or attempt to solicit, induce or assist the Company’s employees or independent contractors to terminate or alter their relationships with the Company, and/or to become self-employed, employed, or to serve as a consultant to others in any organization.

(b)                                 Mr. Richter agrees that during the period he (or any Replacement pursuant to Section 1 (e)) is serving as an Observer and for a period of 90 days following the date that Mr. Richter (or a Replacement) is no longer serving as an Observer, Mr. Richter will not directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director, or otherwise, alone or in association with any other person, corporation, or other entity, for any organization operating within the United States or any other country where the Company markets its services or otherwise does business if that organization is (i) engaged in direct or indirect competition with the Company, (ii) conducting a business of the type and character engaged in by the Company, (iii) developing products or services in competition with those of the Company, or (iv) at any time during the two year period preceding the beginning of the Standstill Period, a customer of the Company.  For purposes of this section, the Company is engaged in the business of providing program management, project management, construction management, and other consulting services in various markets.  The Parties agree that nothing in this Agreement shall preclude Executive from serving as a director of a company that is not engaged in direct or indirect competition with the Company as defined in this paragraph.

5.                                Public Announcement.  Promptly after the execution hereof, the Company shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit A (the “Press Release”).  Neither the Company nor the Richter Group shall make any public announcement or statement that contradicts or disagrees with the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.

6.                                Representations and Warranties of All Parties.  Each of the parties represents and warrants to the other party that: (i) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; (iii) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party; and (iv) there is currently no pending or outstanding litigation between the Richter Group and the Company or affiliates thereof.

7.                                Remedies; Forum and Governing Law.  The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.  In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

8.                                No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.                                Entire Agreement; Prior Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

10.                         Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by both telecopy and electronic mail, when such telecopy and electronic mail is transmitted to the telecopy number set forth below and the appropriate confirmation is received and sent to the electronic mail address set forth below or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, Pennsylvania 19103

Email: WilliamDengler@hillintl.com

Attention: Executive Vice President & Chief Administrative Officer

If to the Richter Group:

Richter Capital LLC

274 Carter Road

Princeton, New Jersey 08540

Email: david@richtercap.com

Attention: David L. Richter, Chairman and Chief Executive Officer

11.                         Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12.                         Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or PDF) which together shall constitute a single agreement.

13.                         Successors and Assigns.  This Agreement shall not be assignable or assigned, directly or indirectly, by operation of law or otherwise, by any of the parties to this Agreement.

14.                         No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

15.                         Interpretation and Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “including” shall be deemed to mean “including without limitation” in all instances and all pronouns shall be deemed to include the corresponding masculine, feminine or neuter forms.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

HILL INTERNATIONAL, INC.

By:	/s/ William H. Dengler, Jr.
Name:	William H. Dengler, Jr.
Title:	EVP & Chief Administrative Officer

RICHTER CAPITAL LLC

By:	/s/ David L. Richter
Name:	David L. Richter
Title:	Chairman and Chief Executive Officer

Signed:	/s/ David L. Richter
Name:	DAVID L. RICHTER